UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2011

SOLITARIO EXPLORATION & ROYALTY CORP.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-32978 (Commission File Number)	84-1285791 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(303) 534-1030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On May 17, 2011, Mt. Hamilton, LLC (“MH-LLC), a joint venture between Solitario Exploration & Royalty Corp. (the “Company” or “Solitario”) and DHI Minerals (US), Ltd., (“DHI-US”), and Solitario entered into an agreement (the “Purchase Agreement”) with Centennial Minerals Company LLC (“Centennial). Centennial is currently entitled to a sliding scale production royalty on the production of minerals from patented and unpatented mining claims, owned by DHI-US, starting at 3.0% of net smelter returns (at a gold price of $400 per ounce or less), increasing by one-half of one percentage point for each $50 increase in the price of gold, to a maximum of 8.0% of net smelter returns (the “Royalty”). MH-LLC has the right to reduce the maximum Royalty from 8.0% to 6.5% of net smelter returns by making a $2,000,000 payment to Centennial, to further reduce the maximum Royalty from 6.5% to 4.75% of net smelter returns by making an additional $1,500,000 payment to Centennial, and to further reduce the maximum Royalty from 4.75% to 3.0% of net smelter returns by making another $1,500,000 payment to Centennial. The Purchase Agreement provides for the buy-down by MH-LLC of an additional two percentage points of the Royalty, as it applies to gold and silver. The result of the buy-down of the Royalty under the Purchase Agreement is that for gold and silver, the maximum Royalty will be 6% of net smelter returns rather than 8%, the sliding scale royalty will start at 1% rather than 3%, and MH-LLC will have the right, if it exercises all of its royalty reduction rights, to reduce the Royalty on gold and silver to 1% of net smelter returns, regardless of the price of gold. The purchase price to be paid for the buy-down of the Royalty is $2,520,000 (the “Purchase Price”), of which $1,519,999 is to be paid in cash, and $1,000,001 is to be paid by the delivery by Solitario, for the benefit of MH-LLC, of 344,116 shares of Solitario’s common stock (the “Shares”) to Centennial, pursuant to the valuation method for the Shares set forth in the Purchase Agreement (the volume weighted 20-day average per share closing price, as of May 16, 2011, of our common stock as quoted on the NYSE Amex).

We entered into a letter agreement with DHI-US on May 17, 2011, with respect to the funding of the Purchase Price and related amendments to the Limited Liability Company Operating Agreement of MH-LLC (the “Letter Agreement”). The Letter Agreement allocates the Purchase Price such that Solitario shall contribute eighty percent (80%) of the Purchase Price ($2,016,000) to MH-LLC, and DHI-US shall contribute twenty percent (20%) of the Purchase Price ($504,000) to MH LLC. In order to facilitate DHI-US making its contribution of twenty percent (20%) of the Purchase Price to MH-LLC, the Letter Agreement provides that Solitario shall contribute the entire amount of the cash portion ($1,519,999) of the Purchase Price to MH-LLC and shall deliver the Shares to Centennial for the benefit of MH-LLC, as a result of which Solitario shall be deemed to have loaned DHI-US’s share of the Purchase Price ($504,000) to DHI-US, such amount bearing interest at a rate of six percent (6%) per annum until fully repaid (the entire amount of principal and interest referred to collectively as the “Loan Amount”), with repayment of the Loan Amount to Solitario exclusively from eighty percent (80%) of DHI-US’s share of distributions from MH-LLC. The proportionate shares of the amounts contributed by Solitario and DHI-US to MH-LLC shall constitute capital contributions to MH-LLC and shall be credited to the respective members’ capital accounts in MH-LLC.

The Purchase Agreement contains customary representations, warranties and agreements by MH-LLC, the Company, and Centennial and closing of the transaction is subject to customary conditions, including required approvals of the NYSE Amex Equities and Toronto Stock Exchange. The Shares are being issued pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-172929), as amended (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2011 and declared effective by the Commission on March 29, 2011 and is described in more detail in a prospectus supplement dated April 17, 2011 and an accompanying base prospectus dated March 29, 2011.

A copy of the opinion of Hensley Kim & Holzer, LLC relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto. A copy of the Purchase Agreement is filed herewith as Exhibit 99.1and a copy of the Letter Agreement is filed herewith as Exhibit 99.2. These exhibits are incorporated into this Item 1.01 by reference.  The foregoing description of these transactions by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

ITEM 8.01	Other Events
On May 18, 2011, the Company issued a press release announcing the royalty buy-down. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
Exhibits	Exhibit Description

5.1	Opinion of Hensley Kim & Holzer, LLC

99.1	Purchase Agreement for a royalty buy-down by and among MH-LLC, the Company and Centennial dated May 17, 2011.

99.2	Letter agreement between the Company and DHI-US with respect to the funding of the Purchase Price and related amendments to the MH-LLC Operating Agreement dated May 17, 2011.

99.3	Press Release of Solitario Exploration & Royalty Corp. dated May 18, 2011

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 18, 2011

Solitario Exploration & Royalty Corp.

By:	/s/ James R. Maronick
James R. Maronick, Chief Financial Officer

EXHIBIT INDEX

Exhibits	Exhibit Description
5.1	Opinion of Hensley Kim & Holzer, LLC

99.1	Purchase Agreement for a royalty buy-down by and among MH-LLC, the Company and Centennial dated May 17, 2011.

99.2	Letter agreement between the Company and DHI-US with respect to the funding of the Purchase Price and related amendments to the MH-LLC Operating Agreement dated May 17, 2011.

99.3	Press Release of Solitario Exploration & Royalty Corp. dated May 18, 2011